ASCENT ASSURANCE, INC.
                             110 West Seventh Street
                              Fort Worth, TX 76102

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   to be held
                              Thursday, May 9, 2002


     To the Holders of Common Stock of Ascent Assurance, Inc.:

     The Annual Meeting of Stockholders of Ascent Assurance, Inc. (the "Company") will be held on, Thursday, May 9, 2002 at 9:00 A.M., New York time, at the offices of Milbank, Tweed, Hadley and McCloy LLP, 375 Park Avenue, Suite 3601, New York, New York, for the following purposes:

     (1) To elect two (2) directors of the Company, each to serve for a term of three (3) years.

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of Common Stock of record at the close of business on March 21, 2002 are entitled to notice of and to vote at the meeting. A list of such stockholders may be examined at the offices of the Company during regular business hours for ten full days prior to the meeting.

     PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. YOU HAVE THE POWER TO REVOKE SUCH PROXY AT ANY TIME BEFORE IT IS VOTED, AND THE GIVING OF ANY SUCH PROXY WILL NOT EFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.


                             By Order of the Board of Directors,

                             /s/ Patrick J. Mitchell
                             -------------------------------------

                             Patrick J. Mitchell
                             Chairman of the Board and
                             Chief Executive Officer
                             Fort Worth, Texas
                             March 22, 2002

                             ASCENT ASSURANCE, INC.

                                 PROXY STATEMENT


GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Ascent Assurance, Inc., a Delaware corporation ("Ascent" or the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 9, 2002 at 9:00 A.M., New York time, at the offices of Milbank, Tweed, Hadley and McCloy LLP, 375 Park Avenue, Suite 3601, New York, New York, or any postponements or adjournments thereof (the "Meeting"). The mailing address of the Company is 110 West Seventh Street, Suite 300, Fort Worth, Texas 76102 and its telephone number is (817) 878-3300.

     At the Meeting,  the stockholders of the Company will be asked to elect two
(2) directors of the Company, each to serve for a term of three (3) years.

     This Proxy Statement and the enclosed form of proxy are expected to be mailed on or about April 5, 2002. The cost of solicitation of proxies will be borne by the Company. The Company will reimburse its transfer agent, LaSalle Bank, N.A., for the reasonable expenses incurred by it in mailing the material for the solicitation of proxies to stockholders of record, and will reimburse nominees for the reasonable expenses incurred by them in mailing the material for the solicitation of proxies to each of their customers who are the beneficial holders of the Company's Common Stock (the "Common Stock") registered in the names of such nominees. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, facsimile, or in person. Proxies in the form enclosed, properly executed by stockholders and returned to the Company and not revoked, will be voted at the Meeting. The proxy may be revoked at any time before it is exercised by giving notice of revocation to the Secretary of the Company, by executing a later-dated proxy or by attending and voting in person at the Meeting.

VOTING, RECORD DATE AND QUORUM

     Proxies will be voted as specified or, if no direction is indicated on the proxy, it will be voted "FOR" the election of the two (2) nominees named under the caption "Election of Directors".

     The close of business on March 21, 2002 has been fixed as the record date for the determination of stockholders entitled to vote at the Meeting. As of March 21, 2002, 6,500,000 shares of Common Stock were outstanding and will be entitled to be voted at the meeting. Each stockholder will be entitled to cast one vote, in person or by proxy, for each share of Common Stock held. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting (not including abstentions and broker non-votes) is required for the election of directors. The Board recommends the election of the two (2) nominees named under "Election of Directors".

ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation and Bylaws provide that the members of the Board shall be divided into three classes with approximately one-third of the directors to stand for election each year for three-year terms. The total number of directors comprising the Company's Board is currently set by the Board pursuant to the Company's Bylaws at seven (7). Of this number, two (2) members of the Board have terms expiring and are nominees for election at the 2002 Annual Meeting of Stockholders, two (2) members of the Board have terms expiring at the 2003 Annual Meeting of Stockholders, and three (3) members of the Board have terms expiring at the 2004 Annual Meeting of Stockholders.

     If the enclosed proxy card is duly executed and received in time for the Meeting, and if no contrary specification is made as provided therein, it will be voted in favor of the election as directors of the two (2) nominees named below. Should any nominee for director become unable or unwilling to accept election, proxies will be voted for a nominee selected by the Board, or the size of the Board may be reduced accordingly. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the Board, such nominees intend to serve the entire term for which election is sought. Any vacancy occurring during the term of office of any director may be filled by the remaining directors for the balance of such unexpired term. All the nominees for directors are presently directors of the Company.

     The Board recommends that the stockholders vote "FOR" the two (2) nominees named below. The following information concerning each of the two (2) nominees as director, and each current director in the classes continuing in office, is provided as of March 21, 2002:

Nominees for Three-Year Terms Expiring in 2005

John H. Gutfreund, age 72, has been a director of Ascent since 1999. Mr. Gutfreund is President of Gutfreund & Company, Inc., a New York based financial consulting firm which specializes in advising select corporations and financial institutions in the United States, Europe and Asia. Since January 2002, he has also served as Senior Managing Director and Executive Committee member of C. E. Unterberg, Towbin. He also currently serves as a director of AccuWeather, Inc.; Arch Wireless; Evercel, Inc.; LongChamp Core Plus Fund; Maxicare Health Plans, Inc.; Nutrition 21, Inc.; LCA-Vision, Inc.; The Universal Bond Fund and Montefiore Medical Center.

Michael A. Kramer, age 33, has been a director of Ascent since 1999. Mr. Kramer is a Partner in Greenhill & Co., an investment banking firm. From 1989 through January 2001, Mr. Kramer was a managing director in Houlihan, Lokey, Howard & Zukin's New York office where he led many of the firm's largest restructuring and M&A engagements.

Directors Continuing in Office Until 2003

Richard H. Hershman, age 52, has been a director of Ascent since 1999 and is a managing partner of Allegent Growth Strategies, LLC, a financial consulting firm specializing in the insurance industry. From January 1999 to February 2001, Mr. Hershman was Executive Vice President and Chief Financial Officer of Decision Strategies/Fairfax International, LLC. Prior to that date, Mr. Hershman was Executive Vice President and Chief Financial Officer of Risk Enterprise Management Limited from 1995 to 1998.

Robert A. Peiser, age 53, has been a director of Ascent since 1999. Mr. Peiser was President and Chief Executive Officer of Vitality Beverages, Inc. from 1999 to February 2002. Prior to that date, Mr. Peiser served as Chairman of CVSI, Inc. from 1998 to 1999 and President and Chief Executive Officer of Western Pacific Airlines from 1996 to 1998.

Directors Continuing in Office Until 2004

Patrick J. Mitchell, age 43, has been a director of Ascent since 1997. Mr. Mitchell has served as Chairman of the Board and Chief Executive Officer since September 1998 and as President and Chief Operating Officer since October 1997. He also served as Chief Financial Officer and Treasurer from October 1997 through February 1999. From May 1996 to September 1997, Mr. Mitchell served as Executive Vice President, Chief Financial Officer and Treasurer of the Company.

James K. Steen, age 61, has been a director of Ascent since 1999. Mr. Steen has served as President of Stony Creek Enterprises, Inc. since 1992. Stony Creek Enterprises, Inc. is a private financial advisory firm specializing in insurance company financings and acquisitions.

Paul E. Suckow, age 54, has been a director of Ascent since 1999. Mr. Suckow has been an adjunct professor for Widener University and Villanova University since August 1999. From 1993 to 1999, Mr. Suckow was Executive Vice President and Chief Investment Officer, Fixed Income at Delaware Investment Advisers, Inc. where he managed a $10.5 billion portfolio of fixed income assets.


CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS

Attendance

     During 2001, the Board of Directors met 16 times for regularly scheduled and special meetings. All of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which they served, in each case held during the period for which such director served in such capacity, except for Mr. Kramer who attended at least 75% of regularly scheduled meetings.

Board Committees

     The Compensation Committee of the Board is composed of Mr. Suckow (Chairman), Mr. Gutfreund and Mr. Kramer. The Compensation Committee is responsible for reviewing and approving salaries, bonuses and other compensation and benefits of executive officers, and advising management regarding benefits and other terms and conditions of compensation for executive officers. The Compensation Committee met four times during 2001.

     The Audit Committee of the Board is composed of Mr. Hershman (Chairman), Mr. Steen and Mr. Peiser. The Audit Committee recommends to the Board the firm to be employed as the Company's independent accountants, reviews details of each audit engagement and audit reports, including all management reports by the independent accountants regarding internal controls, and reviews resolution of any material matters with respect to appropriate accounting principles and practices to be used in preparation of the Company's financial statements. The Audit Committee met three times during 2001.

     The Board does not have an Executive or Nominating Committee.

Director's Compensation

     Each member of the Board receives: a $15,000 annual retainer fee, Board meeting fees of $2,000 and reimbursement of all reasonable out-of-pocket expenses. In addition, committee meeting fees of $1,000 per committee member and chairman of committee fees of $1,500 are paid as applicable.

CERTAIN INFORMATION REGARDING THE EXECUTIVE OFFICERS

Executive Officers

     The following is certain information, as of March 21, 2002, concerning each executive officer of the Company who is not also a director. Except as indicated below under "Employment Agreements", there are no arrangements or understandings between any executive officer and any other person pursuant to which such executive officer was appointed.

Patrick H. O'Neill, age 51, joined the Company in September 1997 as Senior Vice President, General Counsel and Secretary. In November 1997, he was promoted to Executive Vice President. Prior to joining the Company and since 1990, he served as founder and President of the Law Offices of Patrick H. O'Neill, P.C.

Konrad H. Kober, age 43, was promoted to Senior Vice President and Chief Administration Officer in March 1999. In July 1990, he joined the Company as Assistant Vice President of Claims Review/Communications and was promoted in June 1994 to Vice President of Claims Administration.

Cynthia B. Koenig, age 45, joined the Company in March 1999 as Senior Vice President, Chief Financial Officer and Treasurer. From 1993 to 1998, she held various finance positions at TIG Holdings, Inc. and its subsidiary, TIG Insurance Company, most recently Vice President-Controller and Chief Accounting Officer.


Option Values at Year End 2001

     The following table summarizes information with respect to the number of unexercised options held by executive officers as of December 31, 2001. No options were granted to executive officers during the fiscal year ended December 31, 2001.

                         Number of Securities          Value of Unexercised
                        Underlying Unexercised        In-The-Money Options at
                     Options at December 31, 2001      December 31, 2001 (1)
                     ----------------------------      ---------------------

                     Exercisable    Unexercisable    Exercisable  Unexercisable
Patrick J. Mitchell    200,000                         $44,250
Patrick H. O'Neill     160,000                         $35,400
Konrad H. Kober                        75,000                        $16,520
Cynthia B. Koenig                      75,000                        $16,520
----------------------

(1) Valued at $0.60 per share, the closing bid price per share of Common Stock on December 31, 2001.

Summary of Compensation

     The following table sets forth the compensation paid or accrued by the Company and its subsidiaries for services in all capacities during each of the last three years by (1) the Company's Chief Executive Officer and (2) all other executive officers of the Company (collectively, the "Named Executive Officers"), for the year ended December 31, 2001.

                                                                         Long-Term
                                                                       Compensation
                                          Annual Compensation            Securities
          Name and                  --------------------------------    Underlying       All Other
     Principal Position       Year    Salary      Bonus        Other     Options      Compensation(1)
     ------------------       ----    ------      -----        -----     -------      ---------------

Patrick J. Mitchell(2)        2001  $ 400,000    $ 80,000    $      -           -        $   2,550
Chairman of the Board and     2000  $ 400,500    $ 60,000    $      -           -        $ 221,853
Chief Executive Officer       1999  $ 400,525    $ 60,000    $      -     200,000        $ 419,347

Patrick H. O'Neill(3)         2001  $ 286,000    $ 50,000    $      -           -        $   3,206
Executive Vice President,     2000  $ 275,500    $ 45,000    $      -           -        $ 157,247
General Counsel and Secretary 1999  $ 275,500    $ 38,000    $      -     160,000        $ 298,585

Konrad H. Kober(4)            2001  $ 156,000    $ 35,000    $      -           -        $   2,580
Senior Vice President and     2000  $ 147,167    $ 25,000    $ 17,500           -        $   2,400
Chief Administration Officer  1999  $ 125,500    $ 16,700    $      -      75,000        $   2,058

Cynthia B. Koenig(5)          2001  $ 156,000    $ 35,000    $      -           -        $   2,550
Senior Vice President,        2000  $ 150,500    $ 47,500    $      -           -        $   1,649
Chief Financial Officer and   1999  $ 123,429    $ 28,500    $      -      75,000        $     752
Treasurer

--------------------------------------------------------------------------------
(1) Represents matching contributions of the Company credited to the named executive officers under the Company's 401(k) Plan except as indicated in notes (2) and (3) below.

(2) For 2000 and 1999, all other compensation includes $219,453 and $309,817, respectively, for amounts accrued, but not paid, pursuant to certain provisions of Mr. Mitchell's employment agreement dated September 15,1998. On September 15, 2001, an aggregate amount of $619,634 was determined to be payable under these provisions (see "Employment Agreements" below). For 1999, all other compensation also includes $107,130 for the value of unrestricted stock issued to Mr. Mitchell on March 24, 1999, the date the Company emerged from Chapter 11 reorganization proceedings, as a one-time retention bonus pursuant to his employment agreement dated September 15, 1998.

(3) For 2000 and 1999, all other compensation includes $154,847 and $218,608, respectively, for amounts accrued, but not paid, pursuant to certain provisions of Mr. O'Neill's employment agreement dated September 15, 1998. On September 15, 2001 an aggregate amount of $437,216 was determined to be payable under these provisions of which $218,608 was paid through March 2002 (see "Employment Agreements" below). For 1999, all other compensation also includes $77,577 for the value of unrestricted stock issued to Mr. O'Neill on March 24, 1999, the date the Company emerged from Chapter 11 reorganization proceedings, as a one-time retention bonus pursuant to his employment agreement dated September 15, 1998.

(4) For 2000, other annual compensation includes organization membership fees of $17,500.

(5)  Ms. Koenig joined the Company in March 1999.

 Employment Agreements

     The Company and its wholly-owned subsidiary, Ascent Management, Inc. (collectively, the "Company") have entered into separate employment agreements dated September 16, 2001 with each of Patrick J. Mitchell and Patrick H. O'Neill (each, an "Employee" and collectively, the "Employees"), pursuant to which Mr. Mitchell is employed as the Chairman of the Board, President and Chief Executive Officer of the Company and Mr. O'Neill is employed as Executive Vice President, General Counsel, and Secretary of the Company (the "Employment Agreements"). The Company has agreed to employ each of the Employees for a period of 18 months commencing on September 16, 2001.

     Mr. Mitchell and Mr. O'Neill have base salaries of $400,000 and $286,000, respectively, and such base salaries will be reviewed annually for increase at the sole discretion of the Board or the Compensation Committee thereof. In addition to base salary, each employee is entitled to receive an annual cash bonus, determined by the Board of Directors of the Company or an Executive Committee thereof, payable at such time as similar bonuses are payable to senior management of the Company and its subsidiaries. The Employees are also entitled to participate in and receive all benefits under any other short-term or long-term incentive program ("LTIP"), savings and retirement plans, and welfare benefit plans, practices, policies and programs maintained or provided by the Company and/or its subsidiaries for the benefit of senior executives.

     As of September 15, 2001, the Employees were owed payments in connection with the expiration of their prior employment agreements dated September 15, 1998. Pursuant to the Employment Agreements, payments of such amounts owed were deferred (the "Deferred Payments") as follows: (a) Mr. Mitchell will receive a lump sum payment of $619,634 together with interest at 10% per annum on the earlier of (i) September 15, 2002, (ii) the date of his death or disability or
(iii) the date of termination of employment by the Company "without cause" or for "good reason" (as defined in the Employment Agreements) and (b) Mr. O'Neill will receive four equal installments of $109,304 on December 21, 2001, March 15, 2002, June 15, 2002 and September 15, 2002 together with interest at 10% per annum on all unpaid amounts unless any such unpaid installment payment(s) are accelerated for death or disability or termination of employment by the Company "without cause" or for "good reason" (as defined in the Employment Agreements).

     If an Employee's employment is terminated by reason of death, or "disability" (as defined in the Employment Agreements), such Employee, his estate or legal representative will receive (a) a lump sum payment equal to any accrued but unpaid base salary, (b) a lump sum payment of any incentive bonus, annual bonus, LTIP award awarded but not yet paid as of the termination date,
(c) a lump sum payment of any unpaid Deferred Payments and (d) in the case of death, any other compensation and benefits including life insurance, as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company and
(e) in the case of disability, (i) continuation of the Employee's health and welfare benefits at the level in effect on the termination date through the end of the one-year period following the termination of the Employee's employment due to disability (or the Company shall provide the economic equivalent thereof), and (ii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company other than Deferred Payments.

     If an Employee's employment is terminated by the Company for "cause" (as defined in the Employment Agreements), such Employee will be entitled to, among other things, (a) a lump sum payment equal to any accrued but unpaid base salary, (b) a lump sum payment of any incentive bonus, annual bonus, LTIP award awarded but not yet paid as of the termination date, (c) a lump sum payment of any unpaid Deferred Payments and (d) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

     If an Employee's employment is terminated by the Company "without cause" or for "good reason" (as defined in the Employment Agreements), such Employee will be entitled to, among other things, (a) a lump sum payment equal in amount to 117% of the sum of (i) the Employee's Base Salary (as defined in the Employment Agreements) and (ii) the highest of either the incentive bonus or annual bonus awarded to the Employee within five (5) years prior to the termination date, (b) a lump sum payment of any base salary accrued, incentive bonus or LTIP award awarded but not yet paid as of the termination date, (c) a lump sum payment of any unpaid Deferred Payments, and (d) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

     If an Employee's employment is terminated "voluntarily" by the Employee (as defined in the Employment Agreements), such Employee will be entitled to, among other things, (a) a lump sum payment equal to any accrued but unpaid base salary, (b) a lump sum payment of any annual bonus, incentive bonus, and LTIP award awarded but not yet paid as of the termination date, (c) a lump sum payment on the applicable payment due date of the Deferred Payments and (d) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

     If the Employment Agreement is allowed to "expire" (as defined in the Employment Agreements), such Employee will be entitled to, among other things,
(a) a lump sum payment equal to any accrued but unpaid base salary, (b) a lump sum payment of any annual bonus, incentive bonus, and LTIP award awarded but not yet paid as of the termination date and (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

     If any payment or distribution to the Employee by the Company or any subsidiary or affiliate would be subject to any "golden parachute payment" excise tax or similar tax, and if, and only if, such payments less the excise tax or similar tax is less than the maximum amount of payments which could be payable to the Employee without the imposition of the excise tax or similar tax and after taking into account any reduction in the total payments provided by reason of Section 280G of the Internal Revenue Code, (a) any cash payments under the Employment Agreement shall first be reduced (if necessary, to zero), and (b) all other non-cash payments shall next be reduced.

     If an Employee's employment is terminated by the Company for cause or voluntarily by an Employee, for a period of twelve months from the termination date, such Employee shall not (i) directly or indirectly divert, solicit or take away the patronage of (a) any customers or agents of the Company or any affiliate as of the relevant termination date, or (b) any prospective customers or agents of the Company or any affiliate whose business the Company was actively soliciting on the relevant termination date, and with which the Employee had business contact while employed by the Company, or (ii) directly or indirectly induce or solicit any employees or agents of the Company or any affiliate to leave or terminate their employment or agency relationship with the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee (the "Committee") is composed entirely of independent non-employee directors. The Committee is responsible for supervising the Company's compensation policies, approving executive officers' salaries and bonuses and reviewing the salaries and bonuses of other senior management. The following report on compensation policies applicable to the Company's executive officers with respect to compensation reported for the year ended December 31, 2001 was prepared by the Committee.

Executive Compensation Philosophy and Policies

     The overriding objective of the Committee's executive compensation policies is to attract and retain superior executives. The policies are also designed to:
(1) align the interests of executive officers and stockholders by encouraging stock ownership by executive officers and by making a significant portion of executive compensation dependent upon the Company's financial performance; (2) reward individual results by recognizing performance through salary, annual cash incentives and long-term incentives; and (3) manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully. For 2001, executive compensation consisted of the following components:

     Base salary - The minimum salary to which Mr. Mitchell and Mr. O'Neill are entitled is specified in their respective employment agreements and is subject to annual review and increase when deemed appropriate by the Committee. Salary increases, if any, are made, with Committee involvement, on an individual basis to reflect promotions or to maintain the competitiveness of an executive's salary or to recognize an increase in the executive's responsibilities.

     Incentive Bonus - The employment agreements of Mr. Mitchell and Mr. O'Neill provide for an annual cash bonus to be awarded at the determination of the Committee. For 2001, cash bonuses for all officers of the Company and its subsidiaries, including the Named Executive Officers, were determined based upon individual performance as evaluated by the Compensation Committee.

     Stock Options - Stock option awards are intended to retain and motivate executive officers to achieve superior market performance of the Company's stock. On March 24, 1999, the Board adopted the Ascent Assurance, Inc. 1999 Stock Option Plan. No stock options were granted to Named Executive Officers during 2001.

     Section 162(m) of the Internal Revenue Code - Section 162(m) of the Internal Revenue Code (the "Code"), prevents publicly traded companies from receiving a tax deduction for compensation paid to proxy-named executive officers in excess of $1 million in any taxable year. The Company did not award any compensation that is non-deductible under Section 162(m) of the Code during 2001. In the event that the Company awards compensation in an amount in excess of the amount which may be deducted under Section 162(m), the Company will determine whether it will conform its compensation to qualify for exceptions available under Section 162(m).

Compensation of Chief Executive Officer

     Mr. Mitchell's employment with the Company is governed by an employment agreement entered into in September 2001 (see "Certain Information Regarding the Executive Officers - Employment Agreements"). The minimum salary to which Mr. Mitchell is entitled is specified in such Employment Agreement and is subject to annual review and increase when deemed appropriate by the Committee. In addition, the annual cash bonus and benefits from long term incentive plans provided for under Mr. Mitchell's agreement are determined by the Committee.


                     Submitted By the Compensation Committee

       Michael A. Kramer      John H. Gutfreund       Paul E. Suckow



STOCK OWNERSHIP

Principal Stockholders

     The following table sets forth, as of March 21, 2002, the name and address of each person known by the Company to own beneficially, directly or indirectly, more than five percent of the outstanding shares of Common Stock (its only class of voting securities):

                                             Number
Name and Address                            of Shares             Percent

Credit Suisse First Boston (1)              9,492,146              70.8%
11 Madison Avenue
New York, New York  10010-3629

(1) Includes 3,215,350 common shares outstanding (representing 49.47% of the outstanding Common Stock) and 6,276,796 shares beneficially owned, through ownership of 30,635 shares of Convertible Preferred Stock, by Special Situations Holdings, Inc. - Westbridge, a wholly-owned subsidiary of Credit Suisse First Boston ("CSFB"). The Convertible Preferred Stock is 100% owned by CSFB and does not have any voting rights with respect to the election of directors. The Convertible Preferred Stock may be converted into common stock at any time at a conversion price of $4.88 per common share.

Security Ownership of Directors and Executive Officers

     The following table sets forth as of March 21, 2002 (except for shares owned by executive officers through participation in the Company's 401(k) Plan, which are as of February 28, 2002), the number and percentage of shares of Common Stock owned by the directors of the Company and all nominees as director, each of the executive officers named in the table under "Summary of
Compensation" and all executive officers and directors as a group. To the Company's knowledge, each of the persons listed below has sole voting and investment power as to all shares indicated as owned by them.

                                                   Number of
      Name                                       Shares Owned    Percent
      ----                                       ------------    -------
Patrick J. Mitchell (1)                             222,692        1.7%
Patrick H. O'Neill (2)                              177,244        1.3%
Konrad H. Kober (3)                                  31,695          *
Cynthia B. Koenig (4)                                55,443          *
John H. Gutfreund (5)                                42,500          *
Richard H. Hershman (5)                              22,500          *
Michael A. Kramer (5)                                22,500          *
Robert A. Peiser (5)                                 22,500          *
James K. Steen (5)                                   22,500          *
Paul E. Suckow (5)                                   22,500          *
All executive officers and directors as a group     642,074        4.8%

(1) Includes 200,000 shares that may be acquired with currently exercisable stock options and 3,842 shares held in the Company's 401(k) plan.

(2) Includes 160,000 shares that may be acquired with currently exercisable stock options and 3,594 shares held in the Company's 401(k) plan.

(3) Includes 28,000 shares that may be acquired with stock options exercisable within 60 days of March 21, 2002 and 3,695 shares held in the Company's 401(k) plan.

(4) Includes 28,000 shares that may be acquired with stock options exercisable within 60 days of March 21, 2002 and 2,943 shares held in the Company's 401(k) plan.

(5) Includes 22,500 shares that may be acquired with currently exercisable stock options.

* Less than 1%.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the "SEC") reports of ownership and changes in ownership of the Common Stock. Directors, executive officers and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2001, the Company's directors, executive officers and greater-than-10% stockholders complied with the foregoing requirements.

PERFORMANCE GRAPH

     The following line graph demonstrates the performance of the cumulative total return to the holders of the Company's Common Stock in comparison to the cumulative total return on the Russell 2000 Index and with the SNL <$250M Insurance Asset-Size Index for the period commencing May 28, 1999 (the date the Company's new Common Stock began trading on the OTC Bulletin Board after its emergence from Chapter 11 reorganization proceedings on March 24, 1999) through December 31, 2001.

Graph Data

                                           Period Ending
                        -----------------------------------------------------
Index                   05/28/99 12/31/99 06/30/00 12/31/00 06/30/01 12/31/01
----------------------- -------- -------- -------- -------- -------- --------
Ascent Assurance, Inc.    100.00    50.89    89.29    28.57    42.86    17.14
Russell 2000              100.00   110.96   114.32   107.60   115.10   110.28
SNL<$250M Insurance
  Asset-Size Index        100.00    93.30    79.86    83.34    92.55   101.25

Source:  SNL Securities


CERTAIN TRANSACTIONS

     Ascent received debt financing of $11 million from a loan made by Credit Suisse First Boston Management Corporation, which is an affiliate of Special Situations Holdings, Inc. -- Westbridge (Ascent's largest stockholder) on April 17, 2001. The credit agreement relating to that loan provided Ascent with total loan commitments of $11 million (all of which were drawn). The loan bears interest at a rate of 12% per annum and matures in April 2004. Absent an event of default, the Company may elect to pay interest in kind by issuance of additional notes. The credit agreement relating to the loan provides for a facility fee of $1.5 million which is payable upon maturity or upon a change in control, as defined. Ascent's obligations are secured, pursuant to a guarantee and security agreement and pledge agreements, by substantially all of the assets of Ascent and its subsidiaries (excluding the capital stock and the assets of certain subsidiaries, some or all of which are pledged as collateral for certain receivables financing agreements). Ascent's subsidiaries (other than those pledged as collateral for the aforementioned receivables financing agreements) have also guaranteed Ascent's obligations under the credit agreement and the loan. The Board of Directors has obtained an opinion from Houlihan Lokey Howard and Zukin Financial Advisors, Inc. that the terms of the loan are fair to the Company from a financial point of view.


REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board is composed of three independent directors. The Audit Committee operates under a written charter adopted by the Board. The Committee met and held discussions with management and the independent accountants regarding audit plans and results. Management has the primary responsibility for the Company's systems of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee's role does not provide any special assurances with regard to the Company's financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

     The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has considered the compatibility of non-audit services with the auditors' independence, and has discussed with the auditors the auditors' independence.

     Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). Based on these discussions and reviews, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                        Submitted by the Audit Committee

       Richard H. Hershman      James K. Steen      Robert A. Peiser


PRINCIPAL ACCOUNTING FIRM FEES

Audit Fees

     The aggregate fees billed by the Company's principal accounting firm, PricewaterhouseCoopers LLP, for the annual 2001 audit and review of interim financial statements were $260,800. Fees for audit related services totaled $9,500 for benefit plan audits.

Information Systems Design and Implementation Fees

     PricewaterhouseCoopers LLP did not provide any information systems design or implementation services during 2001.

All Other Fees

Fees for non-audit services were comprised of tax consultation and process reviews and totaled $62,100.


PROPOSALS OF STOCKHOLDERS

     Proposals that stockholders wish to include in the Company's proxy materials relating to the 2003 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 6, 2002. If a stockholder proposal is received by the Company less than 45 days prior to the anniversary of the mailing date of this Proxy Statement, the persons named in the proxies solicited by the Board for that meeting may exercise discretionary voting power with respect to that proposal.


OTHER MATTERS

     The Board does not intend to present any matter for action at the Meeting other than the matters referred to in the accompanying Notice, and knows of no other matter to be presented that is a proper subject for action by the stockholders at the Meeting. However, if any other matter should properly come before the Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed proxy, in accordance with the best judgement of the person acting under the proxy.

     One or more representatives of PricewaterhouseCoopers, LLP will be present at the Meeting. The representative(s) will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Audit Committee will make its recommendation to the Board as to the selection of independent accountants for the year ended December 31, 2002 by September 2002.

     A form of proxy is enclosed for your use. Please date, sign, and return the proxy at your earliest convenience. A prompt return of your proxy will be appreciated.


                                    By Order of the Board of Directors,

                                    /s/ Patrick H. O'Neill
                                    ------------------------------------
                                    Patrick H. O'Neill
                                    Executive Vice President,
                                    General Counsel and Secretary